Exhibit 99.1

REVIEW REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have reviewed the condensed balance sheet of MESABI TRUST as of October 31, 2004, and the related condensed statements of income for the three-month and nine-month periods ended October 31, 2004, and condensed statement of cash flows for the nine-month period ended October 31, 2004.  These interim financial statements are the responsibility of the Trust’s management.

We conducted our review in accordance with standards established by the Public Company Accounting Oversight Board (United States).  A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters.  It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole.  Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States.

/s/ GORDON, HUGHES & BANKS, LLP
GORDON, HUGHES & BANKS, LLP

Greenwood Village, Colorado

December 20, 2004